Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-137004) on Form S-8 of L-1 Identity Solutions, Inc. and in the Registration Statement (No. 333-159410) on Form S-8 of L-1 Identity Solutions, Inc. of our report dated March 26, 2010 relating to the financial statements of L-1 Identity Solutions, Inc. Amended and Restated 2006 Employee Stock Purchase Plan, which appears in this Annual Report on Form 11-K of L-1 Identity Solutions, Inc. Amended and Restated 2006 Employee Stock Purchase Plan for the year ended December 31, 2009.

/s/ McGladrey & Pullen LLP

Stamford, Connecticut
March 26, 2010